Exhibit 99.1

N E W S
For Immediate Release	Viad Corp
1850 North Central Avenue
Phoenix, AZ 85077

Contact:	Angela Phoenix
Viad Corp
602/207-5608
aphoenix@viad.com

New Members Added to Viad Corp Board of Directors

PHOENIX—(BUSINESS WIRE)—July 13, 2004—Robert H. Bohannon, president and chief executive officer of Viad Corp (NYSE:VVI) today announced the appointment of two new members to the company’s board of directors.

     The new members elected to the board are: Wayne G. Allcott, 61, and Robert E. Munzenrider, 59.

     New Viad board member Wayne G. Allcott is a former senior executive with US West, which merged with Qwest Corporation in July 2000. During his 35-year career with the company he held a variety of assignments in marketing, customer service and operations, and helped manage the regulatory approval of the corporate merger of Qwest and US West before retiring in 2000. That same year, Allcott was appointed by Arizona Governor Jane D. Hull to head the Governor’s Council on Workforce Development Policy for a two-year term. He is a board member of numerous agencies in the Phoenix community, including the Boys and Girls Clubs of Metropolitan Phoenix and Scottsdale Healthcare, and has been active in community and civic activities throughout his career. He holds a BBA in Economics from the University of Iowa.

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     Robert E. Munzenrider is a retired financial and operating executive. From 2000 to 2002, he was president of Harmon AutoGlass, a subsidiary of Apogee Enterprises, Inc. In 1999, he served as vice president and chief financial officer of the Glass Services Segment of Apogee Enterprises. From 1997 to 1998, he served as vice president and chief financial officer of St. Jude Medical, Inc. From 1983 to 1997, he served as vice president and chief financial officer of former subsidiaries of Viad Corp and predecessor companies, including Travelers Express Company, Inc., Restaura, Inc. and Bell Atlantic Systems Leasing, International (previously Greyhound Computer Corporation). Munzenrider is also a Trustee on the University of Montana Foundation. He holds a B.S. from the University of Montana in Accounting and is a CPA. Munzenrider has been on the board of directors of ATS Medical, Inc. since 2003 and serves as chairman of its audit committee. He is a member of the American Institute of CPAs, the National Association of Corporate Directors, and Financial Executives International.

     Viad is an S&P SmallCap 600 company. Major subsidiaries include GES Exposition Services of Las Vegas, Exhibitgroup/Giltspur of Chicago, Brewster Transport Company Limited of Banff, Alberta, Canada, and Glacier Park, Inc. of Phoenix. For more information, visit the company’s Web site at www.viad.com.

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